EXHIBIT 99.1

HealthWarehouse.com Reports 45.6% Sales Growth Year Over Year
Core Prescription Sales Grow 63.3% and New Customers Grow 198.5%

(CINCINNATI, OH, May 17, 2016) -- HealthWarehouse.com, Inc. (OTCQB:HEWA), the only VIPPS accredited online and mail-order pharmacy licensed in all 50 states, announced financial results for the quarter ended March 31, 2016 on Thursday, May 13, 2016.
For the quarter ended March 31, 2016, net sales improved to $2,347,798 up 45.6% from the prior year ended March 31, 2015.  Gross margin increased to 62% while net loss narrowed to 10.8% of sales in the quarter ended March 31, 2016 from 12.4% for the quarter ended March 31, 2015.
For the quarter ended March 31, 2016, HEWA reported adjusted EBITDAS of ($107,091), vs. adjusted EBITDAS of ($65,406) for the quarter ended March 31, 2015 primarily due to increased staffing and advertising costs.  The Company believes that adjusted EBITDAS (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), a non-GAAP financial measure, is useful in evaluating its operating performance compared to that of other companies in our industry.
"Our renewed focus to serve online consumers who pay out of pocket for their prescriptions continues to show gains financially with core online prescription and over-the-counter (OTC) revenue growth," said Mr. Lalit Dhadphale, President & CEO of HealthWarehouse.com.
"We continue to focus on growing revenue and customers while minimizing losses.  With the significant addition of new customers, we look to focus on retention to further improve our bottom line and operating cash flow," said Mr. Dan Seliga, COO & CFO of HealthWarehouse.com.
1st Quarter 2016Overview:
●  Net Sales:  Increased by $735,121 or 45.6% compared to the 1st Quarter of 2015, due to increased consumer awareness resulting from being featured in two prominent national magazines.
●  Gross Profit: Increased by $474,464 or 48.3% compared to the 1st Quarter of 2015 due to sales growth and margin improvement initiatives.
●  SG&A Expenses:  Increased by $576,166 or 52.0% compared to the 1st Quarter of 2015, due to increased advertising, staffing and shipping costs to support the increased order and new prescription volume.
●  Net Loss:  Increased by $52,869 or 26.3% compared to the 1st Quarter of 2015.
About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTCQB:HEWA) is a trusted VIPPS accredited online pharmacy based in Florence, Kentucky.  The Company is focused on the growing out of pocket prescription market, which is expected to grow to over $80 billion in 2016.  With a mission to provide affordable healthcare to every American by focusing on technology that is revolutionizing prescription delivery, HealthWarehouse.com has become the largest VIPPS accredited online pharmacy in the United States.

HealthWarehouse.com is licensed in all 50 states and only sells drugs that are FDA-approved and legal for sale in the United States. Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com

Use of Non-GAAP Measures

HealthWarehouse.com, Inc. (the "Company") prepares its consolidated financial statements in accordance with the United States generally accepted accounting principles ("U.S. GAAP").  In addition to disclosing financial results prepared in accordance with U.S. GAAP, the Company discloses information regarding adjusted EBITDAS, which differs from the term EBITDA as it is commonly used. In addition to adjusting operating loss to exclude interest, depreciation and amortization, adjusted EBITDAS also excludes stock issued for services, and certain other non-cash charges. Adjusted EBITDAS is not a measure of performance defined in accordance with U.S. GAAP. However, adjusted EBITDAS is used internally in planning and evaluating the Company`s performance. Accordingly, management believes that disclosure of this metric offers investors, bankers and other shareholders an additional view of the Company`s operations that, when coupled with the GAAP results, provides a more complete understanding of the Company's financial results.

Adjusted EBITDAS should not be considered as an alternative to net loss or to net cash used in operating activities as a measure of operating results or of liquidity.  It may not be comparable to similarly titled measures used by other companies, and it excludes financial information that some may consider important in evaluating the Company`s performance. A reconciliation of U.S. GAAP net loss to adjusted EBITDAS is included in the accompanying financial schedules.

The following provides a reconciliation of net loss to Adjusted EBITDAS:

	March 31,
	2016	2015
	(unaudited)

Net loss	$(253,657)	$(200,788)
Non-GAAP adjustments:
Gain on settement of accounts payable	-	(66,179)
Interest expense	25,919	74,752
Depreciation and amortization	45,509	45,661
Stock-based compensation	75,138	79,005
Change in fair value of collateral securing
employee advances	-	2,143
	$(107,091)	$(65,406)

Contact

Mr. Lalit Dhadphale, CEO
lalit@healthwarehouse.com
(859) 444-7341

7107 Industrial Rd. • Florence, KY 41042
Tel: (800) 748-7001 • Fax: (888) 870-2808 • www.HealthWarehouse.com